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                                                                Exhibit 23.1(c)



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Boston Scientific Corporation on Form S-4 of the report of Deloitte & Touche LLP dated April 13, 1995 (August 24, 1995 as to Note G)(relating to the consolidated financial statements of SCIMED Life Systems, Inc., not presented separately therein) appearing in and incorporated by reference in the Annual Report on Form 10-K of Boston Scientific Corporation for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Registration Statement and related Prospectus.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 25, 1997